Exhibit 5.1

[Lincoln Financial Group letterhead]

December 8, 2005

Lincoln National Corporation

1500 Market Street, Suite 3900

Philadelphia, Pennsylvania 19102

Ladies and Gentlemen:

I have acted as counsel to Lincoln National Corporation, an Indiana corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (as it may be amended or supplemented from time-to-time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of the Company’s common stock, without par value (the “Common Stock”). The Common Stock is being issued pursuant to the Agreement and Plan of Merger, dated as of October 9, 2005 (the “Merger Agreement”), by and among the Company, Quartz Corporation, a North Carolina corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Jefferson-Pilot Corporation, a North Carolina corporation, (“Jefferson Pilot”), providing for the merger of Jefferson-Pilot with and into Merger Sub (the “Merger”).

In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

In rendering this opinion, I have assumed that, before the issuance of the Common Stock, (1) the Registration Statement will have become effective under the Securities Act, (2) the shareholders of the Company will have approved the issuance of the Common Stock, (3) the shareholders of Jefferson-Pilot will have approved the Merger Agreement and the Merger, (4) the Jefferson-Pilot shares to be converted into the Common Stock in the Merger were validly issued under applicable law, and (5) the other conditions to consummating the Merger set forth in the Merger Agreement will have been satisfied.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Common Stock issuable under the Registration Statement will be, when issued in accordance with the terms of the Merger Agreement, validly issued, fully paid and nonassessable.

The opinion herein is limited to the corporate laws of the State of Indiana, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I consent to the use of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself in the joint proxy statement/prospectus which is part of said Registration Statement.

Very truly yours,

/s/ Dennis L. Schoff

Dennis L. Schoff

Senior Vice President and

General Counsel